FTD COMPANIES, INC.
2019 MANAGEMENT BONUS PLAN

I.	PURPOSES OF THE PLAN

1.01 The FTD Companies, Inc. (the “Company”) 2019 Management Bonus Plan (the “Plan”) is hereby established under the Incentive Bonus Program and the Stock Issuance Program of the Company’s stockholder-approved FTD Companies, Inc. Third Amended and Restated 2013 Incentive Compensation Plan (as last amended and restated as of June 5, 2018, the “2013 ICP”) and is intended to promote the interests of the Company by creating an incentive program, which will pay out in cash, stock or both, to (i) attract and retain employees who will strive for excellence and (ii) motivate those individuals to achieve above-average results by providing them with rewards for contributions to the financial performance of one or more business segments or business units of the Company.

1.02 For purposes of the Plan, the financial performance for the 2019 fiscal year of the Company shall be measured to determine the bonus amounts (if any) payable for such fiscal year to the participants in the Plan.

II.	ADMINISTRATION OF THE PLAN

2.01 The Plan is hereby adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”) to govern “Cash Awards” (sometimes referred to in this Plan as bonuses) under the Incentive Bonus Program of the 2013 ICP and shall be administered by the Committee pursuant to the administrative authority provided to the Committee under the 2013 ICP and the Incentive Bonus Program thereunder. The Committee shall have the discretion to determine the portion of the bonus awards to be paid in cash and the portion to be paid in common stock of the Company, which common stock, if applicable, will be issued directly as vested shares under the Stock Issuance Program of the 2013 ICP. Awards under this Plan are not intended to be, and will not be, “Qualified Performance-Based Awards” as such term is defined in the 2013 ICP.

2.02 The bonuses that may be earned under the Plan shall be tied to the financial performance of the Company for the Company’s 2019 fiscal year ending December 31, 2019 (the “2019 Fiscal Year”). The Committee shall establish the applicable performance goals for the Company in writing not later than ninety (90) days after the commencement of the 2019 Fiscal Year, provided that the outcome of the applicable goals must be substantially uncertain at the time of their establishment (the “Performance Goals Schedule”). The Performance Goals Schedule shall be attached to the minutes of the meeting or the consent resolutions at or by which such performance goals were established.

2.03 The interpretation and construction of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Committee in its sole discretion.

Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

III.	DETERMINATION OF PARTICIPANTS

3.01 The following individuals (each, a “Participant”) will participate in the Plan on the following basis:

(i) The bonus potential for Scott Levin shall be allocated one hundred percent (100%) to the consolidated financial results of the Company.

(ii) The bonus potential for the individuals set forth on Schedule I attached hereto shall be allocated to (a) the financial results of the Company, (b) achievement of Company key operating metrics approved by the Board of Directors and (c) achievement of such person’s approved individual goals for the 2019 Fiscal Year as set forth on such Schedule I next to the name of each person. The Company’s CEO shall approve all individual goals.

3.02 Except as provided below and except as otherwise provided in any employment agreement or severance agreement between the Company (or a subsidiary thereof) and a Participant, if a Participant does not continue in the employ of the Company or one of its subsidiaries through the last business day of the 2019 Fiscal Year (the “Bonus Qualification Date”), then such Participant will not be eligible to receive a bonus under the Plan. However, the following special partial payment provisions shall be in effect:

(i) Should the Participant’s employment terminate prior to the Bonus Qualification Date as a result of death or permanent disability (as defined below), then that individual or such individual’s estate shall be entitled to a pro-rated portion of the bonus such individual would have earned, based on the Company’s actual performance for the 2019 Fiscal Year, had such individual continued in the Company’s employ through the Bonus Qualification Date, and such amount will be paid entirely in cash.

(ii) A Participant who is on a leave of absence or whose employment terminates after the start of the 2019 Fiscal Year but whose leave of absence ends or whose employment recommences prior to the Bonus Qualification Date may remain eligible at the discretion of the Committee, and the Committee may provide that individual with a pro-rated portion (based on period or periods of active employment during such year) of the bonus such individual would have earned, based on the Company’s actual performance for the 2019 Fiscal Year, had such individual remained continuously in the Company’s employ through the Bonus Qualification Date.

3.03 For purposes of the Plan:

A. A Participant shall be considered an employee for so long as such individual remains employed by the Company or one or more corporations that are subsidiary corporations of the Company at all times during the 2019 Fiscal Year.

B. Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a subsidiary of the Company, provided each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

C. Unless defined otherwise in any employment or severance agreement entitling the Participant to a full or pro-rated bonus upon a disability termination, permanent disability shall mean the Participant’s inability to engage in any substantial activity necessary to perform the duties and responsibilities of his position with the Company (or any subsidiary thereof) by reason of any medically-determinable physical or mental impairment which can be expected to result in such individual’s death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

D. In no event shall there be any duplication of bonus payments under this Plan and any employment agreement or severance agreement between the Company (or any subsidiary thereof) and a Participant that provides such individual with a stated bonus or bonus formula for a particular year or includes an annual bonus payment as part of a severance pay formula thereunder. Accordingly, in order to avoid any such potential duplication, such Participant – in a situation implicating duplicative payments – shall only be entitled to receive the annual bonus amount to which he may otherwise be entitled under his employment or severance agreement based on the terms and conditions set forth therein and shall not be entitled to any duplicative bonus payment under the Plan. However, the accelerated vesting of any outstanding equity awards held by the Participant under any of the Company’s stock plans, including any outstanding stock options, restricted stock or restricted stock unit awards, performance stock unit awards, or the extension of any exercise periods for such stock options, shall not be deemed to constitute a bonus payment for purposes of this Section 3.03D.

IV.	BONUS AWARDS

4.01 The following provisions shall govern the calculation and payment of the individual bonus awards that become payable under the Plan.

(a) The individual bonus award payable under the Plan to each Participant for the 2019 Fiscal Year shall be payable in cash and/or direct issuances of common stock of the Company on the Bonus Payment Date (as defined in Section 5.01), with the bonus amount to be determined on the basis of the performance of the Company and the achievement of the performance criteria or divisional or departmental goals, as applicable, to which the bonus potential for that Participant has been allocated in accordance with Section 3.01.

(b) The performance of the Company shall be measured in terms of (i) the revenue for the Company and (ii) the net income before depreciation, amortization, stock based compensation, interest and taxes, and certain other expenses and subject to certain adjustments, all as specified in Section 4.02 (“Adjusted EBITDA”), for the Company. Accordingly, fifty percent (50%) of the portion of the bonus potential allocated to the financial performance of the Company shall be based upon the achievement of the revenue target (“Revenue Targets”) specified for the Company in the Performance Goals Schedule, and the remaining fifty percent (50%) of the bonus potential allocated to the financial performance of the Company shall be based upon the achievement of the Adjusted EBITDA target (“Adjusted EBITDA Targets”) specified for the Company in the Performance Goals Schedule.

4.02 The following provisions shall govern the calculation of the levels at which the Revenue Targets and Adjusted EBITDA Targets are attained for the 2019 Fiscal Year and the determination of the bonus amounts based on those calculations:

(a) The actual level at which revenue for the Company has been attained for the 2019 Fiscal Year will be determined on the basis of the revenues to be reported in the Company’s Financial Statements (as defined in Section 4.03) for such fiscal year and will be calculated, for purposes of the Plan, in a manner consistent with the methodology utilized by the Committee in establishing the Company Revenue Targets.

(b) In determining the actual level at which Adjusted EBITDA for the Company has been attained, Adjusted EBITDA will be determined consistent with the Company’s methodology for calculating Adjusted EBITDA for financial reporting purposes. For financial reporting purposes, Adjusted EBITDA is defined as net income/loss before net interest expense, provision for/benefit from income taxes, depreciation, amortization, stock-based compensation, litigation and dispute settlement charges and gains (including, without limitation, damages and settlement costs related to litigation, arbitration, investigations, disputes or similar matters), transaction related costs (including, without limitation, expenses resulting from actual or potential transactions such as business combinations, mergers, acquisitions, and financing transactions, and including compensation expense and expense for advisors and representatives related to such transactions such as investment bankers, consultants, attorneys and accounting firms), restructuring and other exit costs (including, without limitation, severance expenses, facility closure expenses, and other restructuring charges), corporate reorganization costs (including costs, other than restructuring and other exit costs, associated with the Company’s corporate restructuring and cost savings plan such as financial consulting fees, retention bonuses for key employees, travel expenses related to transition of responsibilities between locations, and other similar costs) and impairment of goodwill, intangible assets and long-lived assets. In addition, to the extent the following are not otherwise taken into account in calculating Adjusted EBITDA for financial reporting purposes, Adjusted EBITDA shall be calculated before, and expenses for the purpose of calculating Adjusted EBITDA shall exclude: (1) any bonus amounts which accrue under this Plan; (2) any adjustments to Adjusted EBITDA attributable to a change in accounting principles that occurs after the start of the 2019 Fiscal Year (such that the actual Adjusted EBITDA is calculated consistently with the Adjusted EBITDA Target as it relates to accounting principles); (3) all items of gain, loss or expense determined to be extraordinary, unusual or non-recurring (it being understood and agreed that Item 10(e) of Regulation S-K under the Securities Act of 1933 shall not constitute a limitation on any such determination); (4) losses, fees, charges or expenses with respect to litigation, investigations or other legal matters; and (5) all items of gain, loss or expense related to the sale or divestiture of a business; provided, however, that in determining the actual level at which the Company Adjusted EBITDA has been attained, the associated amount under clause (1), clause (3) or clause (4) shall be excluded from the calculation of Adjusted EBITDA only to the extent the actual aggregate amount under clause (1), clause (3) or clause (4) exceeds the aggregate budgeted amount therefor that was included in the Company’s Adjusted EBITDA Targets set forth in the Performance Goals Schedule.

(c) In the event the actual foreign currency exchange rate (determined as set forth below) for the GBP: U.S. Dollar for the 2019 Fiscal Year is lower than 1:1.28 (the “GBP Floor”), the final revenue and/or Adjusted EBITDA calculations for the Company will be adjusted using the GBP Floor. For the purpose of clarity, the GBP Floor will not be used to adjust the final revenues and Adjusted EBITDA calculations in the event the actual foreign currency exchange rates for the GBP: U.S. Dollar for such financial measures for the 2019 Fiscal Year are higher than the GBP Floor. For the purposes of this paragraph, an “actual foreign currency exchange rate” will be determined for each of year-end revenues and Adjusted EBITDA and calculated by (i) translating into U.S. Dollars the year-end revenues and Adjusted EBITDA amounts for the applicable non-U.S. subsidiaries in a manner consistent with the Company’s historical methodology for financial reporting purposes and (ii) dividing each such U.S. Dollars amount by its pre-translation (GBP) year-end revenues or Adjusted EBITDA amount, as applicable.

(d) In the event the Company acquires other companies or businesses during the 2019 Fiscal Year, the financial performance of those acquired entities shall not be taken into account in determining whether the Revenue Targets or Adjusted EBITDA Targets for the Company for the 2019 Fiscal Year have been achieved.

(e) Should the Company sell, divest or spin off a business during the 2019 Fiscal Year and the financial performance of such business was taken into account in establishing the Revenue Targets and Adjusted EBITDA Targets set forth in the Performance Goals Schedule, then for the purpose of determining whether the Revenue Targets or Adjusted EBITDA Targets for the Company for the 2019 Fiscal Year have been attained, the revenue and Adjusted EBITDA calculations for the Company shall be made (1) by taking into account the actual revenue and Adjusted EBITDA performance of the divested business during the portion of the 2019 Fiscal Year preceding the closing of such sale, divestiture or spin off and (2) for the post-closing portion of the 2019 Fiscal Year, by assuming that the sold, divested or spun business attained the level of revenue and Adjusted EBITDA performance that was projected for that period by the Committee for purposes of establishing the “Target” bonus payout levels (i.e., payout level 6) for the Revenue Targets and Adjusted EBITDA Targets for the Company.

4.03 The Committee shall, within seventy-five (75) days following the close of the 2019 Fiscal Year, determine and certify on the basis of the Company’s financial statements for such fiscal year as publicly reported by the Company in connection with its earnings release related to the 2019 Fiscal Year (the “Financial Statements”), the actual level of attainment for revenue and Adjusted EBITDA for the 2019 Fiscal Year. Such certification shall be included as part of the formal minutes of the meeting at which such determinations are made. On the basis of such certification, the Committee shall determine the actual bonus award for each Participant. However, the Committee, in making such determination, shall not award a bonus in excess of the dollar amount determined for the Participant on the basis of the bonus potential established for the particular levels at which revenue and Adjusted EBITDA for the 2019 Fiscal Year are in fact attained unless the Committee determines that it is in the best interests of the Company to do so. In the event that revenue or Adjusted EBITDA falls between two specified levels set forth in the schedule approved by the Committee, the resulting bonus amount shall be interpolated on a straight-line basis between those two points. In no event shall the bonus awarded to any Participant exceed the maximum dollar limitation of Section 4.05.

4.04 Except as otherwise provided in Section 3.02, no Participant shall earn or accrue any right to any portion of a bonus award hereunder until the Bonus Qualification Date.

4.05 In no event shall the actual bonus amount payable under this Plan to any individual Participant for the 2019 Fiscal Year exceed the dollar amount of Two Million dollars ($2,000,000).

V.	PAYMENT OF BONUS AWARDS

5.01 The actual bonus to which each Participant becomes entitled based on the certified level at which the Revenue and Adjusted EBITDA Targets are actually attained for the 2019 Fiscal Year shall be paid in cash and/or direct issuances of common stock of the Company, subject to the Company’s collection of all applicable federal, state and local income, employment and payroll withholding taxes and the terms of the 2013 ICP. Schedule II attached hereto sets forth the bonus amounts payable to each Participant based on the level at which such Revenue and Adjusted EBITDA Targets are attained. Except as otherwise provided in Section 3.02, the bonus payments shall be made in the 2020 calendar year but not later than March 15, 2020, with the actual payment date to constitute the Bonus Payment Date.

VI.	GENERAL PROVISIONS

6.01 The Committee may at any time amend, suspend or terminate the Plan, provided such action is effected by written resolution. Moreover, the Committee reserves the right to amend this Plan as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

6.02 No amounts awarded or accrued under this Plan shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

6.03 No Participant shall have the right to alienate, pledge or encumber his/her interest in this Plan or any bonus payable hereunder, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee's creditors or to attachment, execution or other process of law.

6.04 Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan, shall be construed so as to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each employee will be employed “at-will,” which means that either such employee or the Company may terminate the employment relationship at any time for any reason, with or without cause, subject in each case to any applicable benefits that may become payable under any employment agreement between such person and the Company or any of its subsidiaries.

6.05 The Plan shall be administered, operated and construed in compliance with the requirements of the short-term deferral exception to Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of the Plan would otherwise contravene the requirements or limitations of Section 409A of the Code applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Section 409A of the Code and the Treasury Regulations thereunder that apply to such exception.

6.06 This is the full and complete agreement between the Participants and the Company with respect to their incentive bonus compensation for the 2019 Fiscal Year and the related service period through the Bonus Qualification Date. This Plan does not supersede, but is supplemental to, any provisions of any employment agreement to which any of the Participants in this Plan may be a party.

SCHEDULE I

Name	Company Consolidated Financial Targets	Company Key Operating Metrics	Individual Goals
Barnhart, Steven	40%	40%	20%
Topper, Jay	40%	40%	20%
Hughes, Rhys	40%	40%	20%
Moeller, Tom	40%	40%	20%
Perrott, Dale	40%	40%	20%
Cimaroli, Elizabeth	40%	40%	20%

SCHEDULE II

	Scott Levin
	Consolidated Financial Targets
	Revenue	Adjusted EBITDA
	Payout %	Payout %
1	25.0%	25.0%
2	30.0%	30.0%
3	35.0%	35.0%
4	40.0%	40.0%
5	45.0%	45.0%
6	50.0%	50.0%
7	52.0%	52.0%
8	54.0%	54.0%
9	56.0%	56.0%
10	58.0%	58.0%
11	60.0%	60.0%

	Steven Barnhart / Jay Topper / Rhys Hughes / Tom Moeller / Dale Perrott
	Consolidated Financial Targets
	Revenue	Adjusted EBITDA
	Payout %	Payout %
1	10.0%	10.0%
2	12.0%	12.0%
3	14.0%	14.0%
4	16.0%	16.0%
5	18.0%	18.0%
6	20.0%	20.0%
7	20.8%	20.8%
8	21.6%	21.6%
9	22.4%	22.4%
10	23.2%	23.2%
11	24.0%	24.0%

	Elizabeth Cimaroli
	Consolidated Financial Targets
	Revenue	Adjusted EBITDA
	Payout %	Payout %
1	5.0%	5.0%
2	6.0%	6.0%
3	7.0%	7.0%
4	8.0%	8.0%
5	9.0%	9.0%
6	10.0%	10.0%
7	10.4%	10.4%
8	10.8%	10.8%
9	11.2%	11.2%
10	11.6%	11.6%
11	12.0%	12.0%